EXHIBIT 99.1


Clorox Splits Stock, Increases Dividend



Oakland, Calif., July 15, 1997 -- The Clorox Company's
(CLX-NYSE, PE) board of directors today declared a 2-for-1 stock split and authorized a 10.3 percent increase in the annual dividend rate.

The quarterly cash dividend was boosted to 64 cents per share from 58 cents on a pre-split basis, payable Aug. 15 to shareholders of record July 28. This will be the 21st consecutive annual increase in the dividend.

The additional shares resulting from the split will be distributed on Sept. 2 to shareholders of record on July 28. The
Oakland-based company said the split should result in higher liquidity and therefore create a broader market for its stock.

Added Chairman and CEO Craig Sullivan, "We feel both these actions are appropriate and make sense in light of the continuing strength of the overall business and our confidence in our ability to meet our previously announced new goals."

These include achieving total company sales of $3.5 billion by the year 2000, and providing total stockholder return that will place the company, over time, in the top third of the S&P 500 and in the top third of its peer company group.

The Clorox Company is a diversified manufacturer of household grocery products and automotive cleaning products marketed in the U.S. and internationally. It also markets many of its successful retail brand franchise to institutional and professional trade channels.

Readers are cautioned that any discussion of future business prospects is subject to risks and uncertainty, and actual results could differ materially from those discussed in this release.
We refer readers to the company's statement entitled "Forward Looking Statements and Risk Factors," which was contained in its SEC Form 8-K on Jan. 9, 1997. It discusses the risk factors which are of particular importance to the company.


Contacts:
News Media -- Fred Reicker, (510) 271-7291
Investment Community -- Karen Rose, (510) 271-7385